EXHIBIT 16.1

July 09, 2008

Securities and Exchange Commission
450 Fifth Street, Northwest
Washington, D.C. 20549

Re:	PSPP HOLDINGS, INC. File Reference No. 000-24723

Dear SEC Representative:

We have read the statements made by PSPP Holdings, Inc. regarding the recent change of auditors that will be included under Item 4.01 of the Form 8-K report that they will file. We agree with such statements made regarding our firm. We have no basis to agree or disagree with other statements made under Item 4.01.

Very truly yours,

LAWRENCE SCHARFMAN & CO. CPA P.A.

/s/ Lawrence Scharfman & Co. CPA P.A.
Certified Public Accountants